ITEM 77C  MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A special meeting of shareholders of the American AAdvantage S&P 500 Index Mileage Fund (the "Fund") was held on October 8, 1999. The shareholders authorized the Fund to vote on the following matters at a meeting of interest holders of the BT Equity 500 Index Portfolio (the "Portfolio").

1) To approve the proposed new investment advisory agreement between the Portfolio and Bankers Trust Company.

For       % For    Against   % Against   Abstain   % Abstain
201,387   94.62%   11,449    5.38%       0         0.00%


2)  To elect eight trustees to the Board of Trustees of the Portfolio.

Nominee         Shares For   % of Voted      Shares      % of Voted
                             For             Withheld    Withheld
Biggar          203,563      95.64%          9,273       4.36%
Dill            203,563      95.64%          9,273       4.36%
Gruber          203,563      95.64%          9,273       4.36%
Hale            203,563      95.64%          9,273       4.36%
Herring         203,563      95.64%          9,273       4.36%
Langton         203,563      95.64%          9,273       4.36%
Saunders        203,563      95.64%          9,273       4.36%
Van Benschoten  203,563      95.64%          9,273       4.36%


3) To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants for the Portfolio for the current fiscal year.

For       % For    Against   % Against   Abstain   % Abstain
208,402   97.92%   0         0.00%       4,434     2.08%

American AAdvantage S&P 500 Index Mileage Fund

Tax Information (unaudited)


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